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                                                               December 21, 1999




GPU, Inc.
GPX Acquisition Corp.
300 Madison Avenue
Morristown, NJ  07962

    Re: Agreement and Plan of Merger, dated as of December 21, 1999 by and among GPU, Inc., GPX Acquisition Corp. and MYR Group Inc. ("Merger Agreement")

Dear Sirs:

         Reference is made to the above-captioned Merger Agreement executed today by GPU, Inc. ("GPU"), GPX Acquisition Corp. ("Merger Subsidiary") and MYR Group Inc. ("MYR"). Capitalized terms in this Letter Agreement shall have the meaning given to them in the Merger Agreement unless otherwise defined herein.

         Pursuant to the Merger Agreement, GPU has agreed to cause Merger Subsidiary to commence an offer to purchase all of MYR's issued and outstanding shares of Common Stock for $30.10 per share ("Offer Price"). In the event the Minimum Condition and other conditions to the offer are satisfied, Merger Subsidiary will accept and pay for all MYR Common Stock tendered pursuant to the Offer. The Merger Agreement provides that, on or after March 23, 2000, Merger Subsidiary will, subject to the terms and conditions of the Merger Agreement, merge with and into MYR, with MYR as the surviving corporation. If Merger Subsidiary is successful in acquiring at least
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GPU, Inc.
GPX Acquisition Corp.
December 21, 1999
Page 2


90% of MYR's Common Stock through the Offer, the Merger may be consummated under applicable Delaware law without a meeting of MYR's shareholders.

         Each of the undersigned (the "Executives") has previously advised GPU and Merger Subsidiary and hereby confirms that, in order to avoid substantial adverse income tax consequences if they were to sell 319,446 shares of MYR Common Stock in the case of Mr. Brennan and 27,779 such shares in the case of Mr. Nelson (collectively, the "Withheld Shares") prior to March 23, 2000, they would not tender any of their Withheld Shares in response to the Offer if the Offer is consummated by its terms prior to March 23, 2000.

         By this Letter Agreement, each of the Executives, severally and not jointly, hereby undertakes and agrees that (a) if the Offer is consummated prior to March 23, 2000, they will tender to Merger Subsidiary and not withdraw all of their shares of MYR Common Stock, other than the Withheld Shares, pursuant to the Offer and (b) if the Offer is consummated on or after March 23, 2000, they will tender to Merger Subsidiary and not withdraw all of their shares of MYR Common Stock, including the Withheld Shares, pursuant to the Offer. Each of the Executives, severally and not jointly, further undertakes and agrees that if the Offer is consummated prior to March 23, 2000, as promptly as possible following March 22, 2000 and their receipt of a written request from Merger Subsidiary to do so, they will, and each Executive hereby, severally and not jointly, agrees to, sell to Merger Subsidiary all of their Withheld Shares for a price
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GPU, Inc.
GPX Acquisition Corp.
December 21, 1999
Page 3


equal to the Offer Price, it being agreed and understood that any such sale by the Executives and purchase by Merger Subsidiary shall be subject to the Executives' delivery of such instruments of transfer and other terms as are contained in the Offer. Neither of the Executives shall transfer any of his shares of MYR Common Stock except as set forth herein.

         This Letter Agreement is intended to be a legally binding and enforceable several obligation of each of the Executives, shall be governed and construed in accordance with New York law (without giving effect to conflict of law principles) and may be executed in several counterparts.

                                                 Very truly yours,


                                                 /s/ Charles M. Brennan III
                                                 -------------------------------
                                                     Charles M. Brennan III


                                                 /s/ Byron D. Nelson
                                                 -------------------------------
                                                     Byron D. Nelson



Acknowledged, agreed and accepted as of December 21, 1999.
GPU, Inc.
GPX Acquisition Corp.


By:  /s/ Fred D. Hafer
     ----------------------------------------
         Fred D. Hafer
         Chairman